Exhibit 4.23

English Translation – Working Capital Loan Contract (Bank of Jiangsu)

WORKING CAPITAL LOAN CONTRACT (ONLINE VERSION)

(English Translation)

Important Notice:

Before signing this Contract, the Lender reminds the Borrower to read this Contract and any appendices (if any) in full, to clearly understand its rights and obligations. The Borrower is specifically reminded to pay close attention to the clauses that are highlighted in bold and/or underlined, which may materially affect the Borrower’s interests. If the Borrower has any questions or cannot accurately understand any clause, the Borrower should suspend signing and consult via the Bank of Jiangsu customer service hotline 95319 or the account manager.

If the Borrower accepts this Contract by electronic signature through the Lender’s designated channels (including but not limited to the Bank of Jiangsu corporate mobile banking and corporate online banking, the same below), it indicates that the Borrower has been informed of, understood and agreed to all terms of this Contract and is willing to be bound thereby. This Contract is concluded in the form of electronic data messages, and the Borrower fully acknowledges its legal effect.

Contract No.: XW100052621025081800002

Borrower: Hangzhou Shanyou Medical Equipment Co., Ltd.

Address: No. 138, Louta Development Zone, Guancun Village, Louta Town, Xiaoshan District, Hangzhou, Zhejiang, PRC

Telephone: 13606718066

Email: /

Lender: Bank of Jiangsu Co., Ltd. (Hangzhou Branch)

In accordance with relevant laws and regulations of the PRC, the parties hereby enter into this Contract through consultation and agree to abide by all the terms of this Contract.

Article 1 Loan Terms

1. Loan amount: RMB 3,000,000 (in words: Three Million Yuan).

2. Loan term: from 18 Aug 2025 to 17 Feb 2026.

3. Loan interest rate: Option A (fixed rate) is selected. The annual interest rate is 4.05%, calculated as the most recently published 1-year LPR on the day prior to signing (3.00%) plus 105 basis points (1 bp = 0.01 percentage point). The rate remains unchanged during the term of this Contract.

Interest accrues from the loan disbursement date based on the actual disbursed amount and actual borrowing days. Except for compounding interest for overdue amounts, interest is calculated on a simple interest basis, accrued daily. Daily rate = annual rate / 360.

4. Purpose of the loan: operating turnover/working capital.

The Borrower shall use the loan strictly for the agreed purpose. The Lender has the right to require the Borrower to provide supporting documents for the use of proceeds.

The Borrower undertakes that the loan funds shall not be used in any form for shareholder dividends, nor for investments in financial assets, fixed assets, equity, or in areas and purposes prohibited by the state; shall not be used for investment in stocks, bonds, futures, financial derivatives or asset management products; and shall not be used for any other purposes prohibited by laws and regulations.

Without the Lender’s consent, the Borrower shall not change the loan purpose or misappropriate the loan; otherwise the Lender may require rectification, demand early repayment, downgrade risk classification and/or take other measures.

5. Loan IOU (Borrowing Note):

The Loan IOU is the Borrower’s borrowing evidence under this Contract and forms an integral part of this Contract with equal legal effect. If the loan amount, disbursement date, maturity date, interest rate or other terms recorded in this Contract are inconsistent with those recorded in the Loan IOU, the Loan IOU shall prevail.

Article 2 Interest Settlement

1. Interest is settled monthly. The interest settlement day is the 20th day of each month. If the final principal repayment date is not an interest settlement day, any unpaid interest shall be repaid together with the principal.

2. The Borrower shall pay interest on each interest settlement day. The Lender may directly debit the Borrower’s account(s) opened with Bank of Jiangsu.

Article 3 Default Interest and Compounding Interest

If any loan is overdue, the Lender may charge default interest at the loan interest rate plus 50% from the overdue date. If the Borrower uses the loan not in accordance with the agreed purpose, the Lender may charge default interest at the loan interest rate plus 100% from the date of misappropriation.

For overdue interest (including default interest), the Lender may charge compound interest at the interest rate under this Contract; after the loan becomes overdue, compound interest may be charged at the default interest rate.

Article 4 Conditions Precedent to Drawdown

The Borrower may draw down the loan only after this Contract becomes effective and the following conditions are satisfied (unless waived by the Lender):

(1) The Borrower has opened relevant RMB and/or foreign currency account(s) with the Lender or its branches;

(2) The Borrower has provided legal documents proving its legal existence, including but not limited to a valid business license and other required approvals/articles/charter, etc.;

(3) The Borrower has submitted a Drawdown Application and an Entrusted Payment Authorization;

(4) Any guarantee contract related to this loan has become effective, all legally valid guarantee procedures have been completed, and no guarantor default has occurred;

(5) All formalities required by this Contract and by the Lender, including approvals, registrations, filings, insurance, notarization, witnessing, etc., have been completed;

(6) The Borrower has provided a capital verification report proving that its registered capital has been paid in full;

(7) The Borrower has provided resolutions and authorizations approving this loan as required by its internal authorization rules;

(8) The Borrower has provided supporting materials on the intended use of the loan;

(9) The Borrower has provided a Loan IOU affixed with its valid seal;

(10) Where deemed necessary by the Lender, the Borrower shall notarize the loan contract and security contracts (e.g., guarantee, mortgage/pledge) to grant enforceability;

(11) The Borrower and/or guarantor has paid all fees payable under this Contract (if any);

(12) No default event has occurred under this Contract or under any other contract entered into by the Borrower with the Lender, other branches of Bank of Jiangsu, or any third party.

Article 5 Drawdown Plan

After all conditions precedent are satisfied, the Borrower may apply for a one-time drawdown or multiple drawdowns. Upon the Lender’s approval, the specific amount, term, interest rate and other terms of each drawdown shall be subject to the relevant Loan IOU.

Article 6 Disbursement Method

1. The loan shall be disbursed by one of the following methods:

(1) Entrusted payment: upon the Borrower’s drawdown application and payment instructions, the Lender will disburse funds through the Borrower’s account to the Borrower’s transaction counterparty that matches the agreed purpose.

(2) Self-managed payment: the Lender disburses funds to the Borrower’s account; the Borrower then pays the counterparty in accordance with the plan determined at application. The Borrower undertakes to submit supporting documents (e.g., trade contracts, invoices, transfer vouchers) within at least 30 days after disbursement, as required by the Lender.

The Lender may verify compliance with the agreed purpose through account analysis, voucher inspection or on-site investigations, and may check for attempts to evade entrusted payment through splitting transactions.

2. If any of the following occurs, the Lender may negotiate with the Borrower to supplement payment conditions or change the payment method; if negotiation fails, the Lender may suspend/stop disbursement or require early repayment:

(1) Deterioration in credit standing;

(2) Significant deterioration in operation and financial condition (including but not limited to weak profitability, breach of agreed financial indicators);

(3) Failure to pay loan funds in accordance with this Contract;

(4) Abnormalities in the use of loan funds or evasion of entrusted payment;

(5) Failure to comply with undertakings;

(6) Other violations of this Contract.

Article 7 Repayment

1. Repayment sources include, without limitation: operating income.

2. Repayment method: Option 1 is applied—interest is paid monthly and the principal is repaid in one lump sum at maturity, in accordance with Article 2.

3. Repayment date:

The maturity date is the final repayment date, and interest shall be settled together with principal if applicable. If a repayment date falls on a non-business day, it will be postponed to the next business day, and interest shall accrue during the postponement period.

4. Extension:

If an extension is required, the Borrower shall submit a written application at least 30 business days before maturity, and extension procedures shall be completed after the Lender’s consent.

5. Debit authorization:

The Borrower irrevocably authorizes the Lender to debit any account opened by the Borrower with any branch of Bank of Jiangsu for all due or accelerated due principal, interest and other fees. Where the debited currency differs from the loan currency, conversion shall be made at the exchange rate announced and/or applied by the Lender on the debit date, and the exchange rate risk shall be borne by the Borrower.

6. Prepayment:

Prepayment (partial or full) requires the Lender’s consent. Interest on the prepaid portion shall be calculated based on the prepaid principal, actual days of use, and the applicable rate. Interest already charged will not be adjusted. After prepayment, the remaining loan shall continue to bear interest at the agreed rate.

Article 8 Borrower’s Representations and Warranties

The Borrower represents and warrants, among others, that it has legal capacity and authorization to enter into and perform this Contract; execution and performance do not violate laws or other obligations; there are no outstanding litigations/arbitrations/administrative penalties (or, to its knowledge, threatened ones) that may affect its assets or income; its financial statements truthfully reflect its financial condition; all application and related documents are true, complete, lawful, valid and accurate; the Borrower agrees to cooperate with payment management and post-loan management; and recognizes the evidentiary effect of electronic data and records generated through the Lender’s channels.

Article 9 Borrower’s Rights and Obligations

1. Rights: to draw down and use the loan in accordance with this Contract; upon the Lender’s written consent, to transfer the debt under this Contract to a third party.

2. Obligations include, among others: to provide true documents and information; to submit monthly and annual financial statements; to accept inspections; to open settlement account(s) with the Lender; to process a proportion of settlements and intermediary business with the Lender as agreed; to use the loan for the agreed purpose and payment method; to repay principal/interest/fees on time; to notify the Lender of changes in basic information within 5 business days; to promptly notify material adverse events; and to obtain the Lender’s written consent for major matters such as merger, split, equity transfer, major investment, external guarantees, substantial new debt financing, etc.

Article 10 Lender’s Rights and Obligations

1. Rights include, among others: to require information and documents; to demand repayment when due or in advance; to understand the Borrower’s condition and inspect records; to supervise use of proceeds; to change payment method, stop undrawn loans, accelerate maturity, and take other measures upon Borrower’s default; to decide application order of repayments among principal/interest/fees and among multiple debts; and to suspend electronic channels for maintenance or emergencies with notice by公告 where appropriate.

2. Obligations: to disburse the loan as agreed; to keep Borrower’s financial and business information confidential unless otherwise required by laws/regulations.

Article 11 Events of Default and Remedies

Any of the events listed in this Article constitutes an event of default, including breach of representations, failure to perform obligations, misappropriation, illegal transactions, failure to use agreed payment method, shutdown/liquidation/dissolution/bankruptcy, false materials, breach of financial indicators, deterioration of financial condition, cancellation of project, fraudulent contracts to obtain funds, legal disputes, default under other contracts, significant events involving controlling shareholders/actual controller/management, guarantor default, and other circumstances endangering the Lender’s claims.

Upon default, the Lender may take one or more measures, including requiring rectification, changing payment method, requiring additional guarantees, suspending/canceling disbursement, accelerating maturity and collecting the loan, adjusting credit lines, adjusting interest rate, charging default interest, enforcing guarantees/mortgages/pledges, and directly debiting accounts.

Article 12 Fees

Fees related to credit investigation, notarization, witnessing, registration, etc. shall be borne as required by laws/regulations. Where the Borrower fails to repay on time and the Lender incurs collection costs (including announcement fees, service fees, appraisal fees, attorneys’ fees, litigation fees, travel expenses, auction fees, preservation fees, enforcement fees, etc.), such costs shall be borne by the Borrower.

Article 13 Assignment of Debt

Without the Lender’s written consent, the Borrower shall not assign any rights or obligations under this Contract. Where consent is obtained, the assignee shall unconditionally comply with all terms of this Contract.

Article 14 Amendment, Termination and Exercise of Rights

Amendment/termination requires written agreement unless otherwise agreed. Any indulgence or delay by the Lender in exercising rights shall not constitute waiver or affect the Lender’s rights.

Article 15 Enforceability by Notarization

The Borrower agrees that, after notarization of the claim under this Contract to grant enforceability, if the Borrower fails to perform, the Lender may apply to a competent people’s court for compulsory enforcement.

Article 16 Anti-Money Laundering

The Borrower undertakes that the application and use of the loan is genuine and lawful, not for money laundering, terrorism financing or other illegal purposes, and complies with sanctions/embargo rules; the Borrower will cooperate with AML investigations and provide accurate and complete information. If the Lender suspects illegal activities, it may take risk control measures such as suspending drawdowns and accelerating maturity.

Article 17 Information Inquiry and Use

The Borrower irrevocably authorizes Bank of Jiangsu to inquire and use information about the Borrower through lawful channels from the signing date until business termination. The Borrower agrees that, upon breach, the Lender may report default information to credit agencies and industry associations, and may entrust lawful third parties (including law firms) to collect debts and share necessary information for collection purposes. The Borrower accepts joint disciplinary measures by banking institutions.

Article 18 Notice and Service

The Borrower confirms its address, telephone and email as valid service addresses. Notices may be served electronically, by personal delivery, or by mail; detailed deemed service rules apply. The scope of these service provisions covers all stages including notarization, arbitration, litigation (all instances) and enforcement. The Borrower shall notify changes within 3 business days; otherwise service to the original address is deemed effective.

Article 19 Governing Law and Dispute Resolution

This Contract is governed by PRC law (excluding laws of Hong Kong SAR, Macao SAR and Taiwan). Disputes shall be resolved by negotiation/mediation; failing which, Option A applies: litigation in the people’s court at the Lender’s location. Where the disputed amount falls within the scope of small-claims procedure, the parties agree to apply the small-claims procedure (final at first instance) to reduce costs. During litigation/arbitration, undisputed parts remain in effect.

Article 20 Other Agreed Matters

1. The loan under this Contract is specific credit under a comprehensive credit facility contract (maximum amount) and this Contract is an effective appendix thereof.

2. Interest and fees other than principal are tax-inclusive prices.

3. If, for business needs, the Lender authorizes another Bank of Jiangsu institution to perform rights and obligations under this Contract, the Borrower acknowledges and agrees.

4. This Contract consists of the main text, appendices (if any), all information filled in by the Borrower at application, rules displayed on the application interface and other page information related to this loan, all of which are legally binding.

Article 21 Effectiveness and Termination

1. The parties agree to sign this Contract by electronic data message. This Contract becomes effective on the date of electronic signature by both parties. Without the Lender’s consent, the Borrower shall not deny the debt relationship or revoke/withdraw this Contract in any manner.

2. This Contract terminates on the date when all principal, interest and related fees are fully repaid.

(Signature page – no substantive text)

Lender: Bank of Jiangsu Co., Ltd. Hangzhou Branch

Place of signing: Hangzhou, PRC

Translator’s note: This is an English translation prepared for reference. In case of any inconsistency between this translation and the original Chinese text, the Chinese text shall prevail.